                                                                    Exhibit 99.4



                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                  JUNE 30, 1997

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS
                                -----------------


                                                                                                             PAGE
                                                                                                             ----
   Balance Sheets as of June 30, 1997 and December 31, 1996...........................................        2

   Statements of Operations for the three months and six months ended June 30, 1997 and
        June 30, 1996..................................................................................       3

   Statement of Stockholder's Equity (Deficit) for the six months ended June 30, 1997.................        4

   Statements of Cash Flows for the six months ended June 30, 1997 and June 30, 1996.................         5

   Notes to Financial Statements......................................................................        6




                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

================================================================================



                                                                          June 30,     December 31,
                                                                            1997           1996
                                                                          --------     ------------
ASSETS

  Cash and cash equivalents ........................................      $      8       $      1

  Investment in New Valley:
    Redeemable preferred stock .....................................        57,504         72,962
    Common stock ...................................................       (57,504)       (72,962)
                                                                          --------       --------

    Total investment in New Valley .................................
                                                                          --------       --------
  Total assets .....................................................      $      8       $      1
                                                                          ========       ========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent ................................................      $     43       $      4
  Accrued expenses .................................................                            7
  Current income taxes payable to parent ...........................         6,304          6,312
                                                                          --------       --------

  Total liabilities ................................................         6,347          6,323
                                                                          --------       --------

  Commitments and contingencies ....................................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding ................................................
  Additional paid-in capital .......................................         7,633          7,633
  Deficit ..........................................................       (15,022)          (727)
  Other ............................................................         1,050        (13,228)
                                                                          --------       --------

  Total stockholder's equity (deficit) .............................        (6,339)        (6,322)
                                                                          --------       --------

  Total liabilities and stockholder's equity (deficit) .............      $      8       $      1
                                                                          ========       ========




                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

================================================================================


                                                                      Three Months Ended             Six Months Ended
                                                                   -----------------------       -----------------------
                                                                   June 30,       June 30,       June 30,       June 30,
                                                                     1997           1996           1997           1996
                                                                   --------       --------       --------       --------
Equity in loss of New Valley ................................      $ (5,811)      $ (1,487)      $(14,325)      $ (2,983)

Interest income .............................................                           41              6             48

General and administrative expenses .........................            (7)            (2)           (30)            (4)
                                                                   --------       --------       --------       --------

Loss from continuing operations before income taxes .........        (5,818)        (1,448)       (14,349)        (2,939)
                                                                   --------       --------       --------       --------

(Benefit) provision for income taxes:
   Current ..................................................            (1)            13             (8)           448
   Deferred .................................................           (16)          (520)           (16)        (3,208)
                                                                   --------       --------       --------       --------

Income tax benefit ..........................................           (17)          (507)           (24)        (2,760)
                                                                   --------       --------       --------       --------

Loss from continuing operations .............................        (5,801)          (941)       (14,325)          (179)

(Loss) income from discontinued operations of New Valley,
     net of taxes ...........................................          (331)                           30
                                                                   --------       --------       --------       --------

Net loss ....................................................      $ (6,132)      $   (941)      $(14,295)      $   (179)
                                                                   ========       ========       ========       ========



                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                               COMMON STOCK              ADDITIONAL
                                           --------------------- --       PAID-IN
                                            SHARES         AMOUNT         CAPITAL       DEFICIT         OTHER         TOTAL
                                           --------       --------       ----------    --------       --------       --------
Balance, December 31, 1996 ..........           100       $              $  7,633      $   (727)      $(13,228)      $ (6,322)

Proportionate share of New Valley's
  capital transactions ..............                                                                     (662)          (662)

Unrealized holding gain on investment
  in New Valley .....................                                                                   14,940         14,940

Net loss ............................                                                   (14,295)                      (14,295)
                                           --------       --------       --------      --------       --------       --------

Balance, June 30, 1997 ..............           100       $              $  7,633      $(15,022)      $  1,050       $ (6,339)
                                           ========       ========       ========      ========       ========       ========




                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

================================================================================


                                                              Six Months Ended
                                                           ---------------------
                                                           June 30,     June 30,
                                                             1997         1996
                                                           -------       -------
Net cash provided by operating activities ...........      $     7       $  (257)
                                                           -------       -------

Cash flows from investing activities:
  Dividends received from New Valley ................                      6,183
                                                           -------       -------
Net cash provided by investing activities ...........                      6,183
                                                           -------       -------

Cash flows from financing activities:
  Distributions paid to parent ......................                     (5,801)
                                                           -------       -------
Net cash used in financing activities ...............                     (5,801)
                                                           -------       -------

Net increase in cash and cash equivalents ...........            7           125

Cash and cash equivalents at beginning of period ....            1           738
                                                           -------       -------

Cash and cash equivalents at end of period ..........      $     8       $   863
                                                           =======       =======



                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


1.    PRINCIPLES OF REPORTING

      ORGANIZATION. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994 by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS owns 100% of the authorized, issued and outstanding common stock of the Company. BGLS is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke").

      The interim financial statements of the Company are unaudited and, in the opinion of management, reflect all adjustments necessary (which are normal and recurring) to present fairly the Company's financial position, results of operations and cash flows. These financial statements should be read in conjunction with the financial statements and the notes thereto included as Exhibit 99.3 in Brooke's and BGLS' Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. The results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

      Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

      USE OF ESTIMATES AND ASSUMPTIONS:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.


2.    INVESTMENT IN NEW VALLEY CORPORATION

      The Company's investment in New Valley at June 30, 1997 is summarized below:

                                                                                            UNREALIZED
                                            NUMBER OF          FAIR        CARRYING          HOLDING
                                             SHARES           VALUE         AMOUNT             LOSS
                                            ---------       ---------      --------        -----------
          Class A Preferred Shares ....        618,326      $  57,504      $  57,504       $  (9,941)
          Common Shares ...............      3,969,962          3,970        (57,504)
                                                            ---------      ---------       ---------
                                                            $  61,474      $               $  (9,941)
                                                            =========      =========       =========


         (A) Gives effect to July 1996 one-for-twenty reverse stock split.


      The $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), are accounted for as debt securities pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. New Valley's Common Shares, $.01 par value (the "Common Shares") were accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)

      During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

      At June 30, 1997, the Company's investment in New Valley consisted of an approximate 42% voting interest. The Company's investment is represented by 618,326 Class A Preferred Shares (57.7%) and 3,969,962 Common Shares (41.5%) after giving effect to a one-for-twenty reverse stock split by New Valley in July 1996.

      During the first quarter of 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782, along with other New Valley capital transactions of $1,563 for the six months ended June 30, 1996. No such repurchases have been made during the quarter ended June 30, 1997. Other New Valley capital transactions charged to equity were $662 for the six months ended June 30, 1997.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. On March 27, 1996, New Valley paid a cash dividend on the Class A Preferred Shares of $10.00 per share. The Company received $6,183 in the distribution. At June 30, 1997, the accrued and unpaid dividends arrearage was $139,017 ($129.75 per share).


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of June 30, 1997 and December 31, 1996 and for the six months ended June 30, 1997 and 1996 follows:

                                                                   June 30,      December 31,
                                                                     1997            1996
                                                                   --------      ------------
          Current assets, primarily cash and marketable
             securities ....................................      $ 114,175       $ 183,720
          Non-current assets ...............................        311,005         222,820
          Current liabilities ..............................        127,130          98,110
          Non-current liabilities ..........................        175,258         170,223
          Redeemable preferred stock .......................        233,531         210,571
          Shareholders' equity (deficit) ...................       (110,739)        (72,364)


                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)


                                                                  Three Months Ended            Six Months Ended
                                                               ------------------------      ------------------------
                                                               June 30,        June 30,      June 30,       June 30,
                                                                 1997            1996          1997           1996
                                                               --------        --------      --------       --------
          Revenues ......................................      $ 24,404       $ 30,449       $ 44,157       $ 62,434
          Costs and expenses ............................        29,594         35,138         61,519         73,316
          Loss from continuing operations ...............        (4,270)        (4,872)       (15,483)       (10,484)
          (Loss) income from discontinued operations ....          (759)           110            113            838
          Net loss applicable to common shares(A) .......       (21,779)       (20,408)       (48,100)       (36,475)



      (A) Considers all preferred accrued dividends, whether or not declared, and the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      ACQUISITION OF COMMON SHARES OF BML:

      On January 31, 1997, New Valley acquired substantially all the common shares of BrookeMil Ltd., a real estate investment company doing business in Russia, from Brooke Overseas Ltd. ("BOL"), for $55,000, $21,500 payable in cash and a promissory note of $33,500. On April 28, 1997 and June 30, 1997, New Valley paid BOL $3,500 and $18,000, respectively, representing a portion of the promissory note together with accrued interest thereon. As of June 30, 1997, the balance remaining on the note is $12,000 and is due on December 31, 1997.

      RJR NABISCO HOLDINGS CORP.:

      At June 30, 1997, New Valley held 1,062,650 shares of RJR Nabisco Holdings Corp. ("RJR Nabisco") common stock with a market value of $34,270 (cost of $32,574). The unrealized gain on New Valley's investment in RJR Nabisco common stock was $1,696 at June 30, 1997. Based on the market price of RJR Nabisco common stock at June 30, 1997, no amounts are payable by Brooke or New Valley under any of their net profit-sharing arrangements with respect to the RJR Nabisco common stock.

4.    FEDERAL INCOME TAX

      At June 30, 1997, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

      The provision for taxes for the six month period ended June 30, 1996 does not bear a customary relationship to the pretax income for the Company due principally to the effects of the 80% dividends received deduction for Federal taxes. The benefit for income taxes at June 30, 1997 is based on the current taxable loss.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)



5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001. Liggett Group Inc., a subsidiary of BGLS, is currently in negotiations with its note holders to restructure the terms of its Senior Secured Notes. Pending completion of the negotiations, BGLS has postponed its interest payment of approximately $18,338 due July 31, 1997, on the BGLS Notes The indenture governing the BGLS Notes provides for a 30-day grace period before the failure to pay interest will be an event of default.